                      SECOND AMENDED AND RESTATED AGREEMENT
                                       OF
                               LIMITED PARTNERSHIP
                                       OF
                            AMERIGAS PARTNERS, L.P.

                                TABLE OF CONTENTS

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
ARTICLE I       ORGANIZATIONAL MATTERS............................................   1
           1.1  Formation.........................................................   1
           1.2  Name..............................................................   1
           1.3  Registered Office; Principal Office...............................   1
           1.4  Power of Attorney.................................................   1
           1.5  Term..............................................................   2
           1.6  Possible Restrictions on Transfer.................................   2

ARTICLE II      DEFINITIONS.......................................................   3

ARTICLE III     PURPOSE...........................................................  11
           3.1  Purpose and Business..............................................  11
           3.2  Powers............................................................  11

ARTICLE IV      CONTRIBUTIONS AND UNITS...........................................  12
           4.1  Organization Contributions and Return.............................  12
           4.2  General Partner and Petrolane Contributions.......................  12
           4.3  Contributions by Initial Limited Partners.........................  12
           4.4  Issuances of Additional Partnership Securities....................  12
           4.5  Limitations on Issuance of Additional Partnership Securities......  13
           4.6  Conversion of Subordinated Units..................................  14
           4.7  Limited Preemptive Rights.........................................  14
           4.8  Splits and Combinations...........................................  15
           4.9  Interest and Withdrawal...........................................  15

ARTICLE V       DISTRIBUTIONS.....................................................  15
           5.1  General Provisions................................................  15
           5.2  Distribution Levels...............................................  16
           5.3  Operating Distributions During Subordination Period...............  16
           5.4  Operating Distributions After Subordination Period................  16
           5.5  Capital Distributions.............................................  17
           5.6  Liquidating Distributions During Subordination Period.............  17
           5.7  Liquidating Distributions After Subordination Period..............  17
           5.8  Adjustments to Distribution Levels................................  18

ARTICLE VI      MANAGEMENT AND OPERATION OF BUSINESS..............................  18
           6.1  Management........................................................  18
           6.2  Certificate of Limited Partnership................................  20
           6.3  Restrictions on General Partner's Authority.......................  20
           6.4  Reimbursement of the General Partner..............................  21
           6.5  Outside Activities................................................  21
           6.6  Loans to and from the General Partner; Contracts with Affiliates..  22
           6.7  Indemnification...................................................  23
           6.8  Liability of Indemnitees..........................................  24
           6.9  Resolution of Conflicts of Interest...............................  25
          6.10  Other Matters Concerning the General Partner......................  26
          6.11  Title to Partnership Assets.......................................  26
          6.12  Purchase or Sale of Units.........................................  26
          6.13  Registration Rights of AmeriGas and its Affiliates................  27
          6.14  Reliance by Third Parties.........................................  28


ARTICLE VII     RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS.........................  28
           7.1  Limitation of Liability............................................  28
           7.2  Management of Business.............................................  28
           7.3  Outside Activities.................................................  29
           7.4  Return of Capital..................................................  29
           7.5  Rights of Limited Partners to the Partnership......................  29

ARTICLE VIII    BOOKS, RECORDS, ACCOUNTING AND REPORTS.............................  30
           8.1  Records and Accounting.............................................  30
           8.2  Fiscal Year........................................................  30
           8.3  Reports............................................................  30

ARTICLE IX      TAX MATTERS........................................................  31
           9.1  Tax Allocations....................................................  31
           9.2  Tax Returns and Information........................................  32
           9.3  Tax Elections......................................................  32
           9.4  Tax Controversies..................................................  32

ARTICLE X       CERTIFICATES.......................................................  32
          10.1  Certificates.......................................................  32
          10.2  Registration, Registration of Transfer and Exchange................  32
          10.3  Mutilated, Destroyed, Lost or Stolen Certificates..................  33
          10.4  Record Holder......................................................  33

ARTICLE XI      TRANSFER OF INTERESTS..............................................  34
          11.1  Transfer...........................................................  34
          11.2  Transfer of a General Partner's Partnership Interest...............  34
          11.3  Transfer of Units..................................................  34
          11.4  Restrictions on Transfers..........................................  35
          11.5  Citizenship Certificates; Non-citizen Assignees....................  35
          11.6  Redemption of Interests............................................  35

ARTICLE XII     ADMISSION OF PARTNERS..............................................  36
          12.1  Admission of Initial Limited Partners..............................  36
          12.2  Admission of Substituted Limited Partners..........................  36
          12.3  Admission of Successor General Partner.............................  37
          12.4  Admission of Additional Limited Partners...........................  37
          12.5  Amendment of Agreement and Certificate of Limited Partnership......  37

ARTICLE XIII    WITHDRAWAL OR REMOVAL OF PARTNERS..................................  38
          13.1  Withdrawal of the General Partner..................................  38
          13.2  Removal of the General Partner.....................................  39
          13.3  Interest of Departing Partner and Successor General Partner........  39
          13.4  Withdrawal of Limited Partners.....................................  40

ARTICLE XIV     DISSOLUTION AND LIQUIDATION........................................  40
          14.1  Dissolution........................................................  40
          14.2  Continuation of the Business of the Partnership After Dissolution..  41
          14.3  Liquidator.........................................................  41
          14.4  Liquidation........................................................  41
          14.5  Cancellation of Certificate of Limited Partnership.................  42
          14.6  Return of Contributions............................................  42
          14.7  Waiver of Partition................................................  42

ARTICLE XV       AMENDMENT OF PARTNERSHIP AGREEMENT;
                 MEETINGS; RECORD DATE.......................................  42
           15.1  Amendment to be Adopted Solely by General Partner...........  42
           15.2  Amendment Procedures........................................  43
           15.3  Amendment Requirements......................................  43
           15.4  Meetings....................................................  44
           15.5  Notice of a Meeting.........................................  44
           15.6  Record Date.................................................  44
           15.7  Adjournment.................................................  44
           15.8  Waiver of Notice; Approval of Meeting; Approval of Minutes..  44
           15.9  Quorum......................................................  45
          15.10  Conduct of Meeting..........................................  45
          15.11  Action Without a Meeting....................................  45
          15.12  Voting and Other Rights.....................................  46

ARTICLE XVI      MERGER......................................................  46
           16.1  Authority...................................................  46
           16.2  Procedure for Merger or Consolidation.......................  46
           16.3  Approval by Limited Partners of Merger or Consolidation.....  47
           16.4  Certificate of Merger.......................................  47
           16.5  Effect of Merger............................................  47

ARTICLE XVII     RIGHT TO ACQUIRE UNITS......................................  48
           17.1  Right to Acquire Units......................................  48

ARTICLE XVIII    GENERAL PROVISIONS..........................................  49
           18.1  Addresses and Notices.......................................  49
           18.2  References..................................................  49
           18.3  Pronouns and Plurals........................................  49
           18.4  Further Action..............................................  50
           18.5  Binding Effect..............................................  50
           18.6  Integration.................................................  50
           18.7  Creditors...................................................  50
           18.8  Waiver......................................................  50
           18.9  Counterparts................................................  50
          18.10  Applicable Law..............................................  50
          18.11  Invalidity of Provisions....................................  50
          18.12  Consent of Partners.........................................  50

EXHIBIT A        Form of Certificate Evidencing Common Units.................  52

        SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
                            AMERIGAS PARTNERS, L.P.

  THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERIGAS PARTNERS, L.P., dated as of September 30, 2000, is entered into by and among AmeriGas Propane, Inc., a Pennsylvania corporation, as the General Partner, and those persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE I

                            ORGANIZATIONAL MATTERS

  1.1 FORMATION. The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P. in its entirety. Except as expressly provided to the contrary in this Agreement, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

  1.2 NAME. The name of the Partnership shall be "AmeriGas Partners, L.P." The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the General Partner, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

  1.3 REGISTERED OFFICE; PRINCIPAL OFFICE. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 32 Loockerman Square, Suite L-100, Dover, Delaware 19904, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Prentice-Hall Corporation System, Inc. The principal office of the Partnership shall be located at, and the address of the General Partner shall be, 460 North Gulph Road, King of Prussia, Pennsylvania 19406, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate.

  1.4 POWER OF ATTORNEY. (a) Each Limited Partner and each Assignee hereby constitutes and appoints each of the General Partner and, if a Liquidator shall have been selected pursuant to Section 14.3, the Liquidator severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

     (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in,
Article XI, XII, XIII or XIV; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to
Section 4.4; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XVI; and

     (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 15.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner or the Liquidator may exercise the power of attorney made in this Section 1.4(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 1.4(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XV or as may be otherwise expressly provided for in this Agreement.

  (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner's or the Liquidator's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

  1.5 TERM. The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on December 31, 2093, or until the earlier dissolution of the Partnership in accordance with the provisions of
Article XIV.

  1.6 POSSIBLE RESTRICTIONS ON TRANSFER. The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a substantial risk of the Partnership's becoming taxable as a corporation or otherwise as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner in its sole discretion may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Units on any National Securities Exchange on which such class of Units is then traded must be approved by the holders of at least a majority of the Outstanding Units of such class.

                                  ARTICLE II

                                  DEFINITIONS

  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

  "ACQUISITION" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity of the Partnership Group from the operating capacity of the Partnership Group existing immediately prior to such transaction.

  "ADDITIONAL LIMITED PARTNER" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.4 and who is shown as such on the books and records of the Partnership.

  "ADJUSTED OPERATING SURPLUS" for any period means Operating Surplus generated during such period as adjusted to (a) exclude Operating Surplus attributable to
(i) any net increase in working capital borrowings during such period and (ii) any net reduction in cash reserves during such period, and (b) include any net increases in reserves to provide funds for distributions resulting from Operating Surplus generated during such period. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

  "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

  "AGREEMENT" means this Second Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P., as it may be amended, supplemented or restated from time to time.

  "AMERIGAS" means AmeriGas Propane, Inc., a Pennsylvania corporation and a wholly owned subsidiary of AmeriGas, Inc., a Pennsylvania corporation.

  "ARREARAGE BALANCE" means, as to each Common Unit as of the end of a Quarter, the excess of the sum of the Minimum Quarterly Distribution for an Initial Common Unit for each prior Quarter over the sum of the amounts distributed pursuant to Sections 5.3(a) and 5.3(b) for such prior Quarter and all prior Quarters in respect of an Initial Common Unit; except that no increases shall be made after the Subordination Period and all Arrearage Balances shall in all events be zero if the General Partner is removed as general partner of the Partnership upon the requisite vote by Limited Partners under circumstances where Cause does not exist.

  "ASSIGNEE" means a Non-citizen Assignee or a Person to whom one or more Units have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not become a Substituted Limited Partner.

  "ASSOCIATE" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

  "AUDIT COMMITTEE" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are neither officers nor employees of the General Partner or any of its Affiliates.

  "AVAILABLE CASH," as to any Quarter ending before the Liquidation Date, means

     (a) the sum of (i) all cash of the Partnership Group on hand at the end of such Quarter and (ii) all additional cash of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from borrowings subsequent to the end of such Quarter, less

     (b) the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures) subsequent to such Quarter, (ii) provide funds for distributions under Sections 5.3(a), (b) and (c) or 5.4(a) in respect of any one or more of the next four Quarters, or (iii) comply with applicable law or any debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or its assets are subject.

  "BUSINESS DAY" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the states of New York or Pennsylvania shall not be regarded as a Business Day.

  "CAPITAL IMPROVEMENTS" means (a) additions or improvements to the capital assets owned by any Group Member or (b) the acquisition of existing or the construction of new capital assets (including retail distribution outlets, propane tanks, pipeline systems, storage facilities and related assets), made to increase the operating capacity of the Partnership Group from the operating capacity of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

  "CAPITAL SURPLUS" has the meaning assigned to such term in Section 5.5.

  "CAUSE" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership.

  "CERTIFICATE" means a certificate, substantially in the form of Exhibit A to this Agreement or in such other form as may be adopted by the General Partner in its sole discretion, issued by the Partnership evidencing ownership of one or more Common Units, or a certificate, in such form as may be adopted by the General Partner in its sole discretion, issued by the Partnership evidencing ownership of one or more other Units.

  "CERTIFICATE OF LIMITED PARTNERSHIP" means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 6.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

  "CITIZENSHIP CERTIFICATION" means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

  "CLAIM" has the meaning assigned to such term in Section 6.13(c).

  "CLOSING DATE" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

  "CLOSING PRICE" has the meaning assigned to such term in Section 17.1(a).

  "CODE" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

  "COMBINED INTEREST" has the meaning assigned to such term in Section 13.3(a).

  "COMMISSION" means the Securities and Exchange Commission.

  "COMMON UNIT" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Common Units in this Agreement.

  "CONTRIBUTION" means any cash, cash equivalents or the Net Agreed Value of any other property or asset that a Partner contributes to the Partnership pursuant to the Conveyance and Contribution Agreement, the Merger and Contribution Agreement, Article IV or Section 13.3(c).

  "CONVEYANCE AND CONTRIBUTION AGREEMENT" means that certain Conveyance and Contribution Agreement, dated as of the Closing Date, between Petrolane, the Partnership, the Operating Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

  "CURRENT MARKET PRICE" has the meaning assigned to such term in Section
17.1(a).

  "DELAWARE ACT" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. (S) 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

  "DEPARTING PARTNER" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 13.1 or 13.2.

  "DISTRIBUTION LEVELS" means the levels of distribution provided in Section
5.2.

  "ELIGIBLE CITIZEN" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a substantial risk of cancellation or forfeiture of any of its properties or any interest therein.

  "EVENT OF WITHDRAWAL" has the meaning assigned to such term in Section
13.1(a).

  "FIRST TARGET DISTRIBUTION" has the meaning assigned to such term in Section 5.2.

  "GENERAL PARTNER" means AmeriGas and its successor as general partner of the Partnership.

  "GROUP" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

  "GROUP MEMBER" means a member of the Partnership Group.

  "HOLDER" has the meaning assigned to such term in Section 6.13(a).

  "INCLUDES" means includes, without limitation, and "INCLUDING" means including, without limitation.

  "INDEMNIFIED PERSONS" has the meaning assigned to such term in Section
6.13(c).

  "INDEMNITEE" means (a) the General Partner, any Departing Partner, any Person who is or was an Affiliate of the

General Partner or any Departing Partner, (b) any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any such Affiliate, or (c) any Person who is or was serving at the request of the General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee pursuant to this clause (c) by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

  "INITIAL COMMON UNITS" means the Common Units sold in the Initial Offering.

  "INITIAL LIMITED PARTNERS" means AmeriGas and Petrolane (with respect to the Common Units and Subordinated Units received by them pursuant to Section 4.2) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 12.1.

  "INITIAL OFFERING" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

  "INITIAL UNIT PRICE" means (a) the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner.

  "INTERIM CAPITAL TRANSACTIONS" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests (including Common Units sold to the Underwriters pursuant to the exercise of the Overallotment Option) by any Group Member; and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets, including receivables and accounts, and (z) sales or other dispositions of assets as part of normal retirements or replacements.

  "INVESTMENT BALANCE" means, as to each Unit at the end of each Quarter, the Initial Unit Price for each Initial Common Unit reduced (but not below zero) by distributions of Capital Surplus under Section 5.5 and by liquidating distributions under Sections 5.6 or 5.7.

  "ISSUE PRICE" means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

  "LIMITED PARTNER" means, unless the context otherwise requires, (a) the Organizational Limited Partner, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to
Section 13.3; and (b) solely for purposes of Articles IV, V, VI and IX and Sections 14.3 and 14.4, each Assignee.

  "LIQUIDATION DATE" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 14.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

  "LIQUIDATOR" means the General Partner or other Person approved pursuant to
Section 14.3 who performs the functions described therein.

  "MAINTENANCE CAPITAL EXPENDITURES" means cash capital expenditures made to maintain, up to the level thereof that existed at the time of such expenditure, the operating capacity of the capital assets of the Partnership Group, as such assets existed at the time of such expenditure and shall, therefore, not include cash capital expenditures made in respect of Acquisitions and Capital Improvements. Where cash capital expenditures are made in part to maintain the operating capacity level referred to in the immediately preceding sentence and in part for other purposes, the General Partner's good faith allocation thereof between the portion used to maintain such operating capacity level and the portion used for other purposes shall be conclusive.

  "MERGER AGREEMENT" has the meaning assigned to such term in Section 16.1.

  "MERGER AND CONTRIBUTION AGREEMENT" means that certain Merger and Contribution Agreement, dated as of the Closing Date, between AmeriGas, the Partnership, the Operating Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

  "MINIMUM QUARTERLY DISTRIBUTION" has the meaning assigned to such term in
Section 5.2.

  "NATIONAL SECURITIES EXCHANGE" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the NASDAQ Stock Market or any successor thereto.

  "NET AGREED VALUE" means the fair market value of any asset or property contributed to the Partnership reduced by any liabilities either assumed by the Partnership upon such contribution or to which the asset or property is subject when contributed, in each case as determined by the General Partner using such reasonable method of valuation as it may adopt.

  "NET LIQUIDATION GAIN" means the excess of all the gains realized after the Liquidation Date from the sale or other disposition of Partnership assets over all the losses realized from such dispositions, determined separately for each asset in accordance with generally accepted accounting principles, except that the initial basis of each contributed property shall be deemed to equal its fair market value when contributed, and each intangible asset shall be amortized only if and at the rate amortizable for federal income tax purposes.

  "1989 CUSTOMER LIST" means a customer list established in 1989 on the books of Petrolane Gas Services LP, a partnership which was merged into Petrolane on July 15, 1993.

  "NON-CITIZEN ASSIGNEE" means a Person whom the General Partner has determined in its sole discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 11.5.

  "NOTICE OF ELECTION TO PURCHASE" has the meaning assigned to such term in
Section 17.1(b).

  "OPERATING EXPENDITURES" means all Partnership Group expenditures, including taxes, reimbursements of the General Partner, debt service payments, and capital expenditures, subject to the following:

     (a) Payments (including prepayments) of principal and premium on a debt shall not be an Operating Expenditure if the payment is (i) required in connection with the sale or other disposition of assets or (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the General Partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of such indebtedness.

     (b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital

Improvements or (ii) payment of transaction expenses relating to Interim Capital Transactions. Where capital expenditures are made in part for Acquisitions or Capital Improvements and in part for other purposes, the General Partner's good faith allocation between the amounts paid for each shall be conclusive.

  "OPERATING PARTNERSHIP" means AmeriGas Propane, L.P., a Delaware limited partnership, and any successors thereto.

  "OPERATING PARTNERSHIP AGREEMENT" means the Agreement of Limited Partnership of the Operating Partnership, as it may be amended, supplemented or restated from time to time.

  "OPERATING SURPLUS," as to any Quarter ending before the Liquidation Date, means

  (a) the sum of (i) $40 million plus all cash of the Partnership Group on hand as of the close of business on the Closing Date, (ii) all the cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such Quarter, other than cash receipts from Interim Capital Transactions and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from working capital borrowings, less

  (b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such Quarter, (ii) all distributions made pursuant to Sections 5.3 or 5.4 in respect of all prior Quarters, and (iii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures.

  "OPINION OF COUNSEL" means a written opinion of counsel (who may be regular counsel to AmeriGas, any Affiliate of AmeriGas, the Partnership or the General Partner) acceptable to the General Partner in its reasonable discretion.

  "ORGANIZATIONAL LIMITED PARTNER" means Barton D. Whitman, in his capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

  "OUTSTANDING" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided that, if at any time any Person or Group (other than AmeriGas and its Affiliates) owns beneficially 20% or more of all Common Units, such Common Units so owned shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that such Common Units shall be considered to be Outstanding for purposes of Section 13.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement).

  "OVERALLOTMENT OPTION" means the overallotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

  "PARITY UNITS" means Common Units and all other Units having rights to distributions or in liquidation ranking on a parity with the Common Units.

  "PARTNERS" means the General Partner and the Limited Partners.

  "PARTNERSHIP" means AmeriGas Partners, L.P., a Delaware limited partnership, and any successors thereto.

  "PARTNERSHIP GROUP" means the Partnership, the Operating Partnership and any partnership Subsidiary of either such entity, treated as a single consolidated partnership.

  "PARTNERSHIP INTEREST" means an interest in the Partnership, which shall include general partner interests, Common Units, Subordinated Units or other Partnership Securities, or a combination thereof or interest therein, as the case may be.

  "PARTNERSHIP SECURITY" means any class or series of Unit, any option, right, warrant or appreciation rights relating thereto, or any other type of equity interest that the Partnership may lawfully issue, or any unsecured or secured debt obligation of the Partnership that is convertible into any class or series of equity interests of the Partnership.

  "PERCENTAGE INTEREST" means as of the date of such determination (a) as to the General Partner, 1%, (b) as to any Limited Partner or Assignee holding Units, the product of (i) 99% less the percentage applicable to paragraph (c) multiplied by (ii) the quotient of the number of Units held by such Limited Partner or Assignee divided by the total number of all Outstanding Units, and
(c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 4.3, the percentage established as a part of such issuance.

  "PERSON" means an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.

  "PETROLANE" means Petrolane Incorporated, a California corporation.

  "PRO RATA", when modifying Units or any class thereof, means apportioned equally among all designated Units, and when modifying Partners means 1% to the General Partner and 99% to the Unitholders Pro Rata.

  "PURCHASE DATE" means the date determined by the General Partner as the date for purchase of all Outstanding Units (other than Units owned by the General Partner and its Affiliates) pursuant to Article XVII.

  "QUARTER" means, unless the context requires otherwise, a three-month period of time ending on March 31, June 30, September 30, or December 31.

  "RECORD DATE" means the date established by the General Partner for determining (a) the identity of the Record Holder entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution.

  "RECORD HOLDER" means the Person in whose name a Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to a holder of a general partner interest, the Person in whose name such general partner interest is registered on the books of the General Partner as of the opening of business on such Business Day.

  "REDEEMABLE UNITS" means any Units for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 11.6.

  "REGISTRATION STATEMENT" means the Registration Statement on Form S-1 (Registration No. 33-86028), as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

  "RESTRICTED ACTIVITIES" means the retail sales of propane to end users in the continental United States in the manner engaged in by AmeriGas and Petrolane immediately prior to the Closing Date.

  "SECOND TARGET DISTRIBUTION" has the meaning assigned to such term in Section 5.2.

  "SECURITIES ACT" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

  "SPECIAL APPROVAL" means approval by the Audit Committee.

  "SPECIAL PROPANE CORPORATION" means any corporation that is engaged in Restricted Activities, is not an S Corporation within the meaning of Section 1361 of the Code, and whose tax basis in its assets is in the aggregate substantially less than the fair market value of such assets.

  "SUBORDINATED UNIT" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Subordinated Units in this Agreement.

  "SUBORDINATION PERIOD" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

     (a) the first day of any Quarter beginning on or after April 1, 2000 in respect of which (i) distributions of Available Cash from Operating Surplus on each of the Common Units and Subordinated Units equaled or exceeded the Minimum Quarterly Distribution for each of the four consecutive non-overlapping four-Quarter periods immediately preceding such date, (ii) the Adjusted Operating Surplus generated during both (A) each of the two immediately preceding non-overlapping four-Quarter periods and (B) the immediately preceding sixteen-Quarter period equaled or exceeded the Minimum Quarterly Distribution on each of the Common Units and Subordinated Units during such periods, and (iii) there are no Arrearage Balances on the Common Units; and

     (b) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by Limited Partners under circumstances where Cause does not exist.

  "SUBSIDIARY" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned or controlled, directly or indirectly, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

  "SUBSTITUTED LIMITED PARTNER" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 12.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

  "SURVIVING BUSINESS ENTITY" has the meaning assigned to such term in Section 16.2(b).

  "THIRD TARGET DISTRIBUTION" has the meaning assigned to such term in Section 5.2.

  "TRADING DAY" has the meaning assigned to such term in Section 17.1(a).

  "TRANSFER" has the meaning assigned to such term in Section 11.1(a).

  "TRANSFER AGENT" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Units.

  "TRANSFER APPLICATION" means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

  "UNDERWRITER" means each Person named as an underwriter in Schedule 1 to the Underwriting Agreement who purchases Common Units pursuant thereto.

  "UNDERWRITING AGREEMENT" means the Underwriting Agreement dated April 12, 1995, among the Underwriters, the Partnership and other parties providing for the purchase of Common Units by such Underwriters.

  "UNIT" means a Partnership Interest of a Limited Partner or Assignee in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and shall include, without limitation, Common Units and Subordinated Units; provided, that each Common Unit at any time Outstanding shall represent the same fractional part of the Partnership Interests of all Limited Partners and Assignees holding Common Units as each other Common Unit and each Subordinated Unit at any time Outstanding shall represent the same fractional part of the Partnership Interests of all Limited Partners and Assignees holding Subordinated Units as each other Subordinated Unit.

  "UNIT MAJORITY" means, during the Subordination Period, at least a majority of the Outstanding Units of each class and, thereafter, at least a majority of the Outstanding Units.

  "WITHDRAWAL OPINION OF COUNSEL" has the meaning assigned to such term in
Section 13.1(b).



                                  ARTICLE III

                                    PURPOSE

  3.1 PURPOSE AND BUSINESS. The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a limited partner in the Operating Partnership and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a limited partner in the Operating Partnership pursuant to the Operating Partnership Agreement or otherwise, (b) engage directly in, or to enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Partnership is permitted to engage in by the Operating Partnership Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or to enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to the Operating Partnership. The General Partner has no obligation or duty to the Partnership, the Limited Partners, or the Assignees to propose or approve, and in its sole discretion may decline to propose or approve, the conduct by the Partnership of any business.

  3.2 POWERS. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in
Section 3.1 and for the protection and benefit of the Partnership.

                                  ARTICLE IV

                            CONTRIBUTIONS AND UNITS

  4.1 ORGANIZATION CONTRIBUTIONS AND RETURN. In connection with the formation of the Partnership under the Delaware Act, the General Partner made a Contribution to the Partnership in the amount of $10 for an interest in the Partnership and has been admitted as the general partner of the Partnership, and the Organizational Limited Partner made a Contribution to the Partnership in the amount of $990 for an interest in the Partnership and has been admitted as a limited partner of the Partnership. As of the Closing Date, after giving effect to the transactions contemplated by Sections 4.2 and 4.3, the interest of the Organizational Limited Partner shall be terminated; the Contributions of each partner shall be refunded; and the Organizational Limited Partner shall cease to be a Limited Partner of the Partnership. Ninety-nine percent of any interest or other profit that may have resulted from the investment or other use of such initial Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

  4.2 GENERAL PARTNER AND PETROLANE CONTRIBUTIONS. (a) On the Closing Date and pursuant to the Merger and Contribution Agreement, the General Partner shall contribute to the Partnership a limited partner interest in the Operating Partnership in exchange for (i) the continuation of its Partnership Interest as general partner in the Partnership, (ii) 2,922,235 Common Units, and (iii) 13,350,146 Subordinated Units. On the Closing Date and pursuant to the Conveyance and Contribution Agreement, Petrolane, or Petrolane and one of its Subsidiaries, shall contribute to the Partnership limited partner interests in the Operating Partnership in exchange for an aggregate of 1,407,911 Common Units and 6,432,000 Subordinated Units. The limited partner interests in the Operating Partnership contributed by the General Partner and Petrolane, together with the interest previously held by the Partnership, will represent a 98.9899% Percentage Interest (as defined in the Operating Partnership Agreement) in the Operating Partnership.

  (b) Upon the making of any Contribution to the Partnership by any person, the General Partner shall be required to make an additional Contribution in an amount equal to 1/99th of the Net Agreed Value of the additional Contribution made by such Person.

  4.3 CONTRIBUTIONS BY INITIAL LIMITED PARTNERS. On the Closing Date, subject to completion of the Contributions referred to in Section 4.2, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the "First Closing Date," as such term is defined in the Underwriting Agreement. In exchange for such Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Common Unit.

  4.4 ISSUANCES OF ADDITIONAL PARTNERSHIP SECURITIES. (a) Subject to Section 4.5, the General Partner is authorized to cause the Partnership to issue additional Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

  (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 4.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profit and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion and, if so, the terms and conditions of such conversion; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

  (c) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with each issuance of Partnership Securities pursuant to Section 4.4 and to amend this Agreement in any manner that it deems necessary or appropriate to provide for each such issuance, to admit Additional Limited Partners in connection therewith and to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

  4.5   LIMITATIONS ON ISSUANCE OF ADDITIONAL PARTNERSHIP SECURITIES.   The
issuance of Partnership Securities pursuant to Section 4.4 shall be subject to the following restrictions and limitations:

  (a) During the Subordination Period, the Partnership shall not issue an aggregate of more than 9,400,000 additional Parity Units without the prior approval of holders of at least a majority of the Outstanding Common Units, except as provided in Sections 4.5(b) and (c). In applying this limitation, there shall be excluded Common Units issued in connection with (i) the exercise of the Overallotment Option, (ii) conversion of Subordinated Units pursuant to
Section 4.6, and (iii) any employee benefit plan, employee program or employee practice maintained or sponsored by the Partnership or the General Partner or any of its Affiliates as provided in Section 6.4(c).

  (b) The Partnership may also issue an unlimited number of Parity Units prior to the end of the Subordination Period and without the approval of the Unitholders if such issuance occurs (i) in connection with an Acquisition or a Capital Improvement or (ii) within 270 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, an Acquisition or a Capital Improvement, in each case where such Acquisition or Capital Improvement involves assets that, if acquired by the Partnership as of the date that is one year prior to the first day of the Quarter in which such Acquisition is to be consummated or such Capital Improvement is to be completed, would have resulted in an increase in

     (i) the amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to each of the four most recently completed Quarters over

     (ii) the actual amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to each of such four Quarters.

The amount in clause (i) shall be determined on a pro forma basis assuming that
(A) all of the Parity Units to be issued in connection with or within 270 days of such Acquisition or Capital Addition and Improvement had been issued and outstanding, (B) all indebtedness for borrowed money to be incurred or assumed in connection with such Acquisition or Capital Improvement (other than any such indebtedness that is to be repaid with the proceeds of such offering) had been incurred or assumed, in each case as of the commencement of such four-Quarter period, (C) the personnel expenses that would have been incurred by the Partnership in the operation of the acquired assets are the personnel expenses for employees to be retained by the Partnership in the operation of the acquired assets, and (D) the non-personnel costs and expenses are computed on the same basis as those incurred by the Partnership in the operation of the Partnership's business at similarly situated Partnership facilities.

  (c) The Partnership may also issue an unlimited number of Parity Units prior to the end of the Subordination Period and without the approval of the Unitholders if the use of proceeds from such issuance is exclusively to repay up to an aggregate of $150,000,000 of long-term indebtedness of the Partnership or the Operating Partnership, in each case only where the aggregate amount of distributions that would have been paid with respect to such newly issued Units and the related additional distributions that would have been made to the General Partner in respect of the four-Quarter period ending prior to the first day of the Quarter in which the issuance is to be consummated (assuming such Units had been outstanding throughout such period and that distributions equal to the distributions that were actually paid on the outstanding Units during the period were paid on such Units) did not exceed the interest costs actually incurred during such period on the indebtedness that is to be repaid (or, if such indebtedness was not outstanding throughout the entire period, would have been incurred had such indebtedness been outstanding for the entire period).

  (d) During the Subordination Period, the Partnership shall not issue additional Partnership Securities having rights to distributions or in liquidation ranking prior or senior to the Common Units, without the prior approval of holders of at least a majority of the Outstanding Common Units.

  (e) No fractional Units shall be issued by the Partnership.

  4.6 CONVERSION OF SUBORDINATED UNITS. (a) A total of 4,945,537 Subordinated Units will convert into Common Units on the first day after the Record Date for distribution in respect of any Quarter ending on or after March 31, 1998, and an additional 4,945,537 Subordinated Units will convert into Common Units on the first day after the Record Date for distributions in respect of any Quarter ending on or after March 31, 1999, in respect of which

     (i) for each of the three consecutive non-overlapping four-Quarter periods immediately preceding such date, distributions under Section 5.3 at least equal the sum of the Minimum Quarterly Distributions for each Quarter (as prorated for the actual length of the period from the Closing Date through March 30, 1996) on all Outstanding Common Units and Subordinated Units during such period;

     (ii) the Adjusted Operating Surplus generated during the immediately preceding twelve-Quarter period at least equals the sum of the Minimum Quarterly Distributions for each Quarter (as prorated for the actual length of the period from the Closing Date through March 30, 1996) on all Outstanding Common Units and Subordinated Units during such period;

     (iii) the Arrearages Balances on the Common Units are zero;

     (iv) the General Partner makes a good faith estimate (in connection with which the General Partner shall be entitled to make such assumptions as in its sole discretion it believes are reasonable) that the Partnership will, with respect to the four-Quarter period commencing with such date, generate Adjusted Operating Surplus in an amount at least equal to the sum of the Minimum Quarterly Distributions on all Outstanding Common Units and Subordinated Units; and

     (v) the General Partner shall obtain Special Approval that it has complied with the provisions of Section 4.6(a)(iv).

In the event less than all of the Outstanding Subordinated Units shall convert into Common Units pursuant to this Section 4.6(a) at a time when there shall be more than one holder of Subordinated Units, then, unless all of the holders of Subordinated Units shall agree to a different allocation, the Subordinated Units that are to be converted into Common Units shall be allocated among the holders of Subordinated Units pro rata in respect of the number of Subordinated Units held by each such holder.

  (b) The remaining Subordinated Units shall convert into Common Units on the first day following the Record Date for distributions in respect of the final quarter of the Subordination Period.

  (c) On the date a Subordination Unit is converted, it shall possess all the rights and obligations of Common Units. Prior to such time, a Subordinated Unit shall have all of the rights and obligations of a Common Unit, except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in distributions made with respect to Common Units.

  4.7 LIMITED PREEMPTIVE RIGHTS. No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created, except that the General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

  4.8 SPLITS AND COMBINATIONS. (a) Subject to Sections 4.8(d) and 5.8 (dealing with adjustments of distribution levels), the General Partner may make a pro rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and the Investment Balance, Arrearage Balance, Initial Unit Price and other amounts calculated on a per Unit basis are proportionately adjusted retroactive to the beginning of the Partnership.

  (b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of the date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Units to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

  (c) Promptly following any such distribution, subdivision or combination, the General Partner may cause Certificates to be issued to the Record Holders of Units as of the applicable Record Date representing the new number of Units held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Units Outstanding, the General Partner shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

  (d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions this Section 4.8(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

  4.9 INTEREST AND WITHDRAWAL. No interest shall be paid by the Partnership on Contributions, and no Partner shall be entitled to withdraw any part of its Contributions or otherwise to receive any distribution from the Partnership, except as provided in Section 4.1 and Articles V, VII, XIII and XIV.


                                   ARTICLE V

                                 DISTRIBUTIONS

  5.1 GENERAL PROVISIONS. The General Partner shall determine each date on which a distribution will be made, the Available Cash or other applicable amount to be distributed on such date, and the Record Holders for such distribution, subject to the following:

     (a) Amount of Available Cash and Operating Surplus. The General Partner shall determine the amount of Available Cash and Operating Surplus with respect to each Quarter ending before the Liquidation Date within 45 days following the end of such Quarter. Such determination shall be made by reference to the books and records of the Partnership Group and, if made in good faith, shall be conclusive. Promptly following such determination, the amount distributable pursuant to Section 5.3, 5.4 or 5.5 hereof with respect to such prior Quarter shall be distributed to the Partners.

     (b) Source of Distributions. All distributions for each Quarter prior to the Liquidation Date shall be deemed to be out of Operating Surplus until such surplus is reduced to zero. Available Cash in excess of Operating Surplus shall be distributed as provided in Section 5.5.

     (c) Payments Other Than Distributions. Amounts payable as compensation or reimbursement to the General Partner, or amounts payable to any person other than in his capacity as a Partner, such as for goods or services, shall not be treated as distributions.

     (d) Record Holder Identification. Any amount otherwise distributable to a Record Holder may be withheld without interest until ten days after such Record Holder has provided the Partnership with his taxpayer identification number (and if such Record Holder is a nominee holding for the account of another Person, the taxpayer identification number of such other Person).

     (e) Gross Income Limitation. Distributions for a Quarter shall be made other than to the Partners Pro Rata only if and to the extent that the Partnership has gross income for such Quarter equal to the amount that is not being distributed to the Partners Pro Rata. Any amount not distributed for a Quarter because of the foregoing limitation shall be distributed in the next succeeding Quarter(s) in which gross income exceeds non-Pro Rata distributions.

     (f) Entity-Level Tax Payments. The General Partner is authorized to take any action it determines in its sole discretion to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other law. Whether or not pursuant to any withholding requirement, if the Partnership is required or elects to pay any tax on behalf of the General Partner, current Unitholder, or former Unitholder that is attributable to the Partnership, the General Partner is authorized to pay such taxes from Partnership funds. To the extent feasible, each such payment shall be treated as a distribution pursuant to Article V in respect of the person on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, the General Partner is authorized to treat the payment as a distribution to current Unitholders of the same class as the obligor, or if the class is not known, to all Unitholders. Alternatively, the General Partner may elect to treat an amount paid on behalf of the General Partner and Unitholders as an expenditure of the Partnership if the amount paid on behalf of the General Partner is not substantially greater per Percentage Interest than that paid on behalf of Unitholders.


  5.2 DISTRIBUTION LEVELS.   Subject to the adjustments provided in Section
5.8, each defined distribution level ("Distribution Level") for a Quarter means the following:

     (a) Minimum Quarterly Distribution means $.550 per Unit.

     (b) First Target Distribution means $.055 per Unit.

     (c) Second Target Distribution means $.091 per Unit.

     (d) Third Target Distribution means $.208 per Unit.

  5.3 OPERATING DISTRIBUTIONS DURING SUBORDINATION PERIOD. Subject to Section 5.1, for each Quarter during the Subordination Period and prior to the Liquidation Date, Available Cash not in excess of Operating Surplus shall be distributed in the following priorities:

     (a) first, 1% to the General Partner and 99% in respect of Common Units Pro Rata until the amount distributed per Common Unit equals the Minimum Quarterly Distribution;

     (b) then, 1% to the General Partner and 99% in respect of Common Units Pro Rata until the amount distributed for each Common Unit equals its Arrearage Balance as of the end of such Quarter;

     (c) then, 1% to the General Partner and 99% in respect of Subordinated Units until the amount distributed per Subordinated Unit equals the Minimum Quarterly Distribution; and

     (d) thereafter, in the percentages, priorities and amounts provided in Sections 5.4(b) through (e).

  5.4 OPERATING DISTRIBUTIONS AFTER SUBORDINATION PERIOD. Subject to Section 5.1, for each Quarter after the Subordination Period and before the Liquidation Date, Available Cash not in excess of Operating Surplus shall be distributed in the following priorities:

     (a) first, 1% to the General Partner and 99% in respect of all Units Pro Rata until the amount distributed per Unit equals the Minimum Quarterly Distribution;

     (b) then, 1% to the General Partner and 99% in respect of all Units Pro Rata until the amount distributed per Unit pursuant to this Section 5.4(b) equals the First Target Distribution;

     (c) then, 14.1327% to the General Partner and 85.8673% in respect of all Units Pro Rata until the amount distributed per Unit pursuant to this Section 5.4(c) equals the Second Target Distribution;

     (d) then, 24.2347% to the General Partner and 75.7653% in respect of all Units Pro Rata until the amount distributed per Unit pursuant to this Section 5.4(d) equals the Third Target Distribution; and

     (e) then, 49.4898% to the General Partner and 50.5102% in respect of all Units Pro Rata.

  5.5 CAPITAL DISTRIBUTIONS. Available Cash in excess of Operating Surplus as of the end of a Quarter ending prior to the Liquidation Date ("Capital Surplus") shall be distributed to the Partners Pro Rata until the aggregate amount distributed under this Section 5.5 with respect to an Initial Common Unit equals the Initial Unit Price. Thereafter, all Available Cash shall be distributed pursuant to Sections 5.3 and 5.4, as applicable.

  5.6 LIQUIDATING DISTRIBUTIONS DURING SUBORDINATION PERIOD. If the Liquidation Date occurs before the end of the Subordination Period, the amounts available for distribution pursuant to Section 14.4(c) shall be distributed after the Liquidation Date in the following priorities:

     (a) first, 1% to the General Partner and 99% in respect of Common Units Pro Rata until the amounts distributed for all Quarters after the Liquidation Date in respect of each Common Unit equals

        (i) the sum of its Investment Balance, Arrearage Balance, and Minimum Quarterly Distribution for the current Quarter, or, if less,

        (ii) the sum of (A) the amount that would be distributable in respect of a Common Unit if 99% of all distributions were made in respect of all Units Pro Rata, plus (B) the amount that would be allocable to a Common Unit if 99% of the Net Liquidation Gain were allocated to all Common Units Pro Rata;

     (b) then, 1% to the General Partner and 99% in respect of Subordinated Units Pro Rata until the amounts distributed in respect of each Subordinated Unit equals the amount distributed to each Common Unit under Section 5.6(a) to the extent of the Common Unit's Investment Balance and the Minimum Quarterly Distribution for such Quarter; and

     (c) thereafter, in the percentages, priorities and amounts provided in Sections 5.7(c) through (f).

  5.7 LIQUIDATING DISTRIBUTIONS AFTER SUBORDINATION PERIOD. If the Liquidation Date occurs after the Subordination Period, the amounts available for distribution pursuant to Section 14.4(c) shall be distributed after the Liquidation Date in the following priorities:

     (a) first, 1% to the General Partner and 99% in respect of all Units Pro Rata until the amounts distributed in respect of each Common Unit equals its Investment Balance;

     (b) then, 1% to the General Partner and 99% in respect of all Units Pro Rata until the aggregate amount distributed in respect of all Units outstanding on the Liquidation Date equals the sum of the Minimum Quarterly Distribution for each Quarter that each such Unit has been outstanding, less the amounts previously distributed pursuant to Section 5.3(a) or (b) or Section 5.4(a) (Minimum Quarterly Distributions and Arrearage Balances) or this Section 5.7(b) in respect of all such Units for all such Quarters;

     (c) then, 1% to the General Partner and 99% in respect of all Units Pro Rata until the aggregate amount distributed in respect of all Units outstanding on the Liquidation Date equals the sum of the First Target Distribution for each Quarter that each such Unit has been outstanding, less the amounts previously distributed pursuant to Section 5.4(b) (First Target Distributions) or this
Section 5.7(c) in respect of all such Units for all such Quarters;

     (d) then, 14.1327% to the General Partner and 85.8673% in respect of all Units Pro Rata until the aggregate amount distributed in respect of all Units outstanding on the Liquidation Date equals the sum of the Second Target Distribution for each Quarter that each such Unit has been outstanding, less the amounts previously distributed pursuant to Section 5.4(c) (Second Target Distributions) or this Section 5.7(d) in respect of all such Units for all such Quarters;

     (e) then, 24.2347% to the General Partner and 75.7653% in respect of all Units Pro Rata until the aggregate amount distributed in respect of all Units outstanding on the Liquidation Date equals the sum of the Third Target Distribution for each Quarter that each such Unit has been outstanding, less the amounts previously distributed pursuant to Section 5.4(d) (Third Target Distributions) or this Section 5.7(e) in respect of all such Units for all such Quarters; and

     (f) then, 49.4898% to the General Partner and 50.5102% in respect of all Units Pro Rata.

  5.8 ADJUSTMENTS TO DISTRIBUTION LEVELS.

  (a) First Quarter Proration. For the period commencing on the Closing Date and ending on June 30, 1995, the stated amount for each Distribution Level shall be multiplied by a fraction whose numerator is the number of days in such period and whose denominator is 90.

  (b) Capital Distribution Adjustment. Upon a distribution under Section 5.5, each Distribution Level shall be multiplied by a fraction whose numerator is the Investment Balance of the Common Units immediately after giving effect to such distribution and whose denominator is such Investment Balance immediately before giving effect to such distribution. Each reduction shall apply to the Quarter following the Quarter in which the distribution is made and to each Quarter thereafter until further adjusted, but shall not reduce the level applicable to any prior Quarter.

  (c) Splits and Combinations. Upon any distribution, split or combination of Units provided under Section 4.8, each Distribution Level shall be proportionately adjusted retroactive to the beginning of the Partnership.

  (d) Entity Level Taxation. If any federal, state or local income tax is at any time imposed on the Partnership as a result of the enactment of legislation or a modification in the interpretation by the relevant governmental authority of existing language, then, beginning with the Quarter for which such tax is first imposed, each Distribution Level will be multiplied by a percentage equal to one minus the sum of (i) the maximum marginal federal income tax rate to which the Partnership is subject as an entity plus (ii) any increase in the effective overall state and local income tax rate to which the Partnership is subject as a result of the new imposition of the entity level tax (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes).



                                  ARTICLE VI

                     MANAGEMENT AND OPERATION OF BUSINESS

  6.1 MANAGEMENT. (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 6.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in
Section 3.1, including the following:

     (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

     (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

     (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person;

     (iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership or the Operating Partnership, the lending of funds to other Persons (including the Operating Partnership, the General Partner and its Affiliates), the repayment of obligations of the Partnership and the Operating Partnership and the making of capital contributions to the Operating Partnership;

     (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

     (vi) the distribution of Partnership cash;

     (vii) the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

     (viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

     (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Operating Partnership from time to time);

     (x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

     (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

     (xii) the entering into of listing agreements with The New York Stock Exchange, Inc. and any other National Securities Exchange and the delisting of some or all of the Units from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 1.6);

     (xiii) the purchase, sale or other acquisition or disposition of Units; and

     (xiv) the undertaking of any action in connection with the Partnership's participation in the Operating Partnership as the limited partner.

  (b) Notwithstanding any other provision of this Agreement, the Operating Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and Assignees and each other Person who may acquire an interest in Units hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Partnership Agreement, the Underwriting Agreement, the Conveyance and Contribution Agreement, the Merger and Contribution Agreement, the agreements and other documents filed as exhibits to the Registration Statement, and the other agreements described in or filed as a part of the Registration Statement;
(ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Units; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XVII), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or the Assignees or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

  6.2 CERTIFICATE OF LIMITED PARTNERSHIP. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 7.5(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner or Assignee.

  6.3 RESTRICTIONS ON GENERAL PARTNER'S AUTHORITY. (a) The General Partner may not, without written approval of the specific act by all of the Outstanding Units or by other written instrument executed and delivered by all of the Outstanding Units subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or
(v) transferring its interest as general partner of the Partnership.

  (b) Except as provided in Articles XIV and XVI, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership, without the approval of holders of at least a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets and shall not apply to any forced sale of any or all of the Partnership's assets pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of at least a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Partnership Agreement or, except as expressly permitted by Section 6.9(d), take any action permitted to be taken by a partner of the Operating Partnership, in either case, that would have a material adverse effect on the Partnership as a partner of the Operating Partnership or (ii) except as permitted under Sections 11.2, 13.1 and 13.2, elect or cause the Partnership to elect a successor general partner of the Operating Partnership.

  (c) At all times while serving as the general partner of the Partnership, the General Partner shall not make any dividend or distribution on, or repurchase any shares of, its stock or take any other action within its control if the effect of such action would cause its net worth, independent of its interest in the Partnership Group, to be less than $10 million.

  6.4 REIMBURSEMENT OF THE GENERAL PARTNER.   (a) Except as provided in this
Section 6.4 and elsewhere in this Agreement or in the Operating Partnership Agreement, the General Partner shall not be compensated for its services as general partner of any Group Member.

  (b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 6.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 6.7.

  (c) Subject to Section 4.5, the General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Units), or issue Partnership Securities pursuant to any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Units or other Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Units or other Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 6.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 6.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 13.1 or 13.2 or the transferee of or successor to all of the General Partner's Partnership Interest as a general partner in the Partnership pursuant to Section 11.2.

  6.5 OUTSIDE ACTIVITIES. (a) After the Closing Date, the General Partner, for so long as it is the general partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as general partner of one or more Group Members or as described in or contemplated by the Registration Statement, (ii) the acquiring, owning or disposing of debt or equity securities in any Group Member, (iii) engaging in an activity permitted by Section 6.5(b), and (iv) permitting its employees to perform services for its Affiliates, including Affiliates engaging in an activity permitted by Section 6.5(b).

  (b) The General Partner or any of its Affiliates may engage in an activity that is a Restricted Activity only if

     (i) the General Partner determines, prior to commencing such activity, that it is inadvisable for the Partnership to engage in such activity either because
(A) of the financial commitments associated with such activity or (B) such activity is not consistent with the Partnership's business strategy or cannot otherwise be integrated with the Partnership's operations on a beneficial basis, and such determination is approved by Special Approval;

     (ii) such activity arises as a result of an acquisition utilizing primarily equity securities of a corporate Affiliate of the Partnership, and the aggregate consideration paid in connection with such acquisition and all other acquisitions of then-owned entities made pursuant to the exception provided by this Section 6.5(b)(ii) does not exceed $50 million; or

     (iii) such activity arises as a result of an acquisition of stock of one or more Special Propane Corporations, and the aggregate total assets of all then-owned Special Propane Corporations acquired pursuant to the exception provided by this Section 6.5(b)(iii) and owned for more than 24 months does not exceed 10% of the total assets of the Partnership (in each case as such assets shall be determined in accordance with generally accepted accounting principles).

Subject to the restrictions of Section 6.5(c), the General Partner or its Affiliates may engage in the activity described in Section 6.5(b), either through the direct ownership of the assets of a business or indirectly through the ownership of equity interests in a business, may sell or otherwise transfer such assets or equity interests to any Group Member or any third person, and may retain all the profits derived from any of the foregoing.

  (c) During the period the activity being undertaken pursuant to Section 6.5(b), is being carried on directly or indirectly by the General Partner or an Affiliate, the personnel engaged in such activity shall not (A) attempt to sell propane to persons to whom any Group Member is selling propane or (B) seek new customers in geographical areas in which any Group Member is engaged in the retail propane business and in which the business was not engaged at the time it was acquired by the General Partner or an Affiliate.

  (d) Except as restricted by Sections 6.5(a), (b) or (c), each Indemnitee shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

  (e) Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees in accordance with the provisions of this Section 6.5 is hereby approved by the Partnership and all Partners and (ii) it shall be deemed not to be a breach of the General Partner's fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees to engage in such business interests and activities in preference to or to the exclusion of the Partnership.

  (f) The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of an Assignee or Limited Partner, as applicable, relating to such Units or Partnership Securities.

  (g) The term "Affiliates" when used in Section 6.5(b) or (c) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

  6.6 LOANS TO AND FROM THE GENERAL PARTNER; CONTRACTS WITH AFFILIATES. (a) The General Partner or any Affiliate thereof may lend to any Group Member, and any Group Member may borrow, funds needed or desired by the Group Member for such periods of time as the General Partner may determine, and the General Partner or any Affiliate thereof may borrow from any Group Member, and any Group Member may lend to the General Partner or such Affiliate, excess funds of the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in either such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party (without reference to the lending party's financial abilities or guarantees), by the unrelated lenders on comparable loans. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 6.6(a) and Section 6.6(b), the term "Group Member" shall include any Affiliate of the Group Member that is controlled by the Group Member.

  (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate greater than the rate that would be charged to the Group Member (without reference to the General Partner's financial abilities or guarantees), by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

  (c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to the Partnership or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to the Partnership by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 6.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or
(iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. The provisions of Section 6.4 shall apply to the rendering of services described in this Section 6.6(c).

  (d) The Partnership may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

  (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this
Section 6.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 4.1, 4.2 and 4.3, the Conveyance and Contribution Agreement, the Merger and Contribution Agreement and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Units, the Audit Committee, in determining whether the appropriate number of Units are being issued, should take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Audit Committee deems relevant under the circumstances.

  (f) The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use and except as set forth in the Registration Statement with respect to the "FAST" propane purchase optimization and fuel accounting system, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

  (g) Without limitation of Sections 6.6(a) through 6.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

  6.7 INDEMNIFICATION. (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee, provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 6.7 shall be available to the General Partner with respect to its obligations incurred pursuant to the Underwriting Agreement or the Merger and Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership or the Operating Partnership), or to Petrolane with respect to its obligations incurred pursuant to the Conveyance and Contribution Agreement. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this
Section 6.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

  (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.7.

  (c) The indemnification provided by this Section 6.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Units, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

  (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

  (e) For purposes of this Section 6.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 6.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

  (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

  (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

  (h) The provisions of this Section 6.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

  (i) No amendment, modification or repeal of this Section 6.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

  6.8 LIABILITY OF INDEMNITEES. (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Units, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

  (b) Subject to its obligations and duties as General Partner set forth in
Section 6.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

  (c) Any amendment, modification or repeal of this Section 6.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership and the Limited Partners of the General Partner, its directors, officers and employees and any other Indemnitees under this Section 6.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

  6.9 RESOLUTION OF CONFLICTS OF INTEREST. (a) Unless otherwise expressly provided in this Agreement or the Operating Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Partnership, any Partner or any Assignee, on the other, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Partnership Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall resolve such conflict and be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of a resolution of such conflict or course of action. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval,
(ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Audit Committee in connection with Special Approval) shall be authorized in connection with its determination of what is "fair and reasonable" to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting or engineering practices or principles; and (D) such additional factors as the General Partner (including the Audit Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Audit Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

  (b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or "discretion," that it deems "necessary or appropriate" or "necessary or advisable" or under a grant of similar authority or latitude, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Operating Partnership, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to "sole discretion" or "discretion") unless another express standard is provided for, or (iii) in "good faith" or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Partnership Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of "reasonable discretion" set forth in the definitions of Available Cash or Operating Surplus shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group, other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (A) enable distributions in respect of the general partner interest to exceed 1% of the total amount distributed or (B) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

  (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be "fair and reasonable" to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

  (d) The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner of a Group Member, to approve of actions by the general partner of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 6.9.

  6.10 OTHER MATTERS CONCERNING THE GENERAL PARTNER. (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

  (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

  (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

  (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

  6.11 TITLE TO PARTNERSHIP ASSETS. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Partnership. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held. The General Partner covenants and agrees that at the Closing Date, the Partnership Group shall have all licenses, permits, certificates, franchises, or other governmental authorizations or permits necessary for the ownership of their properties or for the conduct of their businesses, except for such licenses, permits, certificates, franchises, or other governmental authorizations or permits, failure to have obtained which will not, individually or in the aggregate, have a material adverse effect on the Partnership Group.

  6.12 PURCHASE OR SALE OF UNITS. The General Partner may cause the Partnership to purchase or otherwise acquire Units; provided that, except as permitted pursuant to Section 11.6, the General Partner may not cause the Partnership to purchase Subordinated Units during the Subordination Period. As long as Units are held by any Group Member, such Units shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Units for its own account, subject to the provisions of Articles XI and XII.

  6.13 REGISTRATION RIGHTS OF AMERIGAS AND ITS AFFILIATES. (a) If (i) AmeriGas or any Affiliate of AmeriGas (including for purposes of this Section 6.13, any Person that is an Affiliate of AmeriGas at the date hereof notwithstanding that it may later cease to be an Affiliate of AmeriGas) holds Units or other Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Units (the "Holder") to dispose of the number of Units or other securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of AmeriGas or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all

Units or other Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Units or other securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 6.13(a); and provided further, however, that if the Audit Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction, and (y) such documents as may be necessary to apply for listing or to list the securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Units in such states. Except as set forth in Section 6.13(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

  (b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 6.13(b) shall be an underwritten offering, then, in the event that the managing underwriter of such offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some of the Holder's securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter, will not so adversely and materially affect the offering. Except as set forth in Section 6.13(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

  (c) If underwriters are engaged in connection with any registration referred to in this Section 6.13, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 6.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys' fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 6.13(c) as a "claim" and in the plural as "claims"), based upon, arising out of, or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Units were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

  (d) The provisions of Section 6.13(a) and 6.13(b) shall continue to be applicable with respect to AmeriGas (and any of AmeriGas' Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Units or other securities of the Partnership with respect to which it has requested during such two-year period that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same securities for which registration was demanded during such two-year period. The provisions of Section 6.13(c) shall continue in effect thereafter.

  (e) Any request to register Partnership Securities pursuant to this Section
6.13 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

  6.14 RELIANCE BY THIRD PARTIES. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the Partnership authorized by the General Partner to act on behalf and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.


                                  ARTICLE VII

                  RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

  7.1 LIMITATION OF LIABILITY. The Limited Partners, the Organizational Limited Partner and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

  7.2 MANAGEMENT OF BUSINESS. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, if such Person shall also be a Limited Partner or Assignee) shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

  7.3 OUTSIDE ACTIVITIES. Subject to the provisions of Section 6.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited

Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

  7.4 RETURN OF CAPITAL. No Limited Partner or Assignee shall be entitled to the withdrawal or return of its Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent provided by Article V or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of (S) 17-502(b) of the Delaware Act.

  7.5 RIGHTS OF LIMITED PARTNERS TO THE PARTNERSHIP. (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by
Section 7.5(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable demand and at such Limited Partner's own expense:

     (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

     (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local tax returns for each year;

     (iii) to have furnished to him, upon notification of the General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

     (iv) to have furnished to him, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

     (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

     (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

  (b) The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreements with third parties to keep confidential (other than agreements with Affiliates the primary purpose of which is to circumvent the obligations set forth in this Section 7.5).

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

                                 ARTICLE VIII

                    BOOKS, RECORDS, ACCOUNTING AND REPORTS

  8.1 RECORDS AND ACCOUNTING. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 7.5(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

  8.2 FISCAL YEAR.   The fiscal year of the Partnership shall be October 1 to
September 30.

  8.3 REPORTS. (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed to each Record Holder of a Unit as of a date selected by the General Partner in its sole discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with generally accepted accounting principles, including a balance sheet and statements of operations, Partners' equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

  (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last quarter of each fiscal year, the General Partner shall cause to be mailed to each Record Holder of a Unit, as of a date selected by the General Partner in its sole discretion, unaudited selected summary financial data of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

  (c) The foregoing requirements of this Section 8.3 that certain annual reports and quarterly financial data (each of which is referred to in this Section 8.3(c) as "Partnership Information") be mailed to each Record Holder of a Unit shall be satisfied if, to the extent permitted by applicable law and applicable rules, regulations and other promulgations of the Commission, applicable National Securities Exchanges and other entities (if any) with jurisdiction over the provision of such reports, the General Partner, in lieu of mailing such Partnership Information, (i) first notifies all Record Holders by written communication, delivered by mail, courier or other means of physically transmitting a printed copy of such notification, (x) of the availability of such Partnership Information, (y) that such Partnership Information will be mailed, if specifically requested by such Record Holder, but otherwise will be delivered by other means of written communication selected by the General Partner in accordance with Section 18.1, and (z) of a toll-free number, or other means of notifying the General Partner, of such Record Holder's request, and
(ii) thereafter, the General Partner either (x) mails such Partnership Information to each Record Holder or (y) mails such Partnership Information to each Record Holder who has specifically requested to receive Partnership Information by mail and delivers such Partnership Information to each other Record Holder (including all Persons who become Record Holders subsequent to the notification referred to in clause (i)) by other means of written communication in accordance with Section 18.1. Nothing in the preceding sentence shall be deemed to limit the right of any Record Holder, upon notification to the General Partner by such means as the General Partner shall deem reasonable, to request to receive Partnership Information by mail, and thereafter the General Partner shall deliver Partnership Information to such Record Holder by mail.

                                  ARTICLE IX

                                  TAX MATTERS

  9.1 TAX ALLOCATIONS. The Partnership shall allocate all taxable items of income, deduction, and credit of the Partnership among the Partners Pro Rata at the time such items are taken into account by the Partnership, subject to the following:

     (a) Non-Pro Rata Operating Distributions. For any quarter in which the per-Unit amount to be distributed in respect of Common Units as of a Record Date exceeds the per-Unit amount to be distributed in respect of Subordinated Units as of such Record Date, income of the Partnership for such Quarter otherwise allocable to Unitholders Pro Rata shall be allocated in respect of the Common Units in an amount equal to such excess.

     (b) Non-Pro Rata Liquidating Distributions. If the per-Unit amounts distributable in liquidation pursuant to Section 5.6 in respect of the Common Units exceeds the per-Unit amount distributable in respect of the Subordinated Units, income shall be allocated to the Common Units, and deductions shall be allocated to the Subordinated Units until the net income per-Unit allocated to the Common Units exceeds the net income per-Unit allocated to the Subordinated Units by an amount equal to such excess.

     (c) Incentive General Partner Distributions. For any Quarter in respect of which the amount distributed to the General Partner exceeds 1% of total distributions, income of the Partnership for such Quarter and any subsequent Quarter that would otherwise be allocated to the Partners Pro Rata shall be allocated to the General Partner in an amount equal to such excess.

     (d) Special Intangibles Allocation. There shall be allocated to the General Partner all deductions attributable to the ownership of, and any gain or loss on the distribution or other disposition of, the 1989 Customer List and the rights of the Partnership Group to use without cost the "FAST" propane purchase optimization and fuel accounting system, the trademark, trade name, or similar intangible rights of Petrolane, the General Partner or its other Affiliates.

     (e) Section 754 Election. Income and deductions of the Partnership that are attributable to the Section 754 Election ("754 allocations") shall be allocated to the Partners entitled thereto. However, if the amounts allocable to the Unitholder depend on the person from whom he bought his Units, the Unitholder will be responsible for tracing Unit ownership. Otherwise, the General Partner may make such assumption as it decides is appropriate in computing the Unitholder's 754 allocations.

     (f) Assignor-Assignee Allocations. Taxable items attributable to a Unit that is assigned during a year shall be allocated between the assignor and assignee of such Unit in accordance with the method selected from time to time by the General Partner.

     (g) Contributed Property. Income and deductions attributable to each property contributed to the Partnership shall be shared among the Partners so as to take into account the variation between the tax basis of such property to the Partnership at the time of contribution and its fair market value at such time ("704(c) allocations"). In addition, the General Partner will make curative allocations permitted by the Code with respect to the assets contributed to the Partnership on the Closing Date to the extent that the General Partner determines, as of the Closing Date and in light of the General Partner's estimates of its other income and deductions and its expected distributions, are necessary to cause the cumulative taxable income allocated in respect of the Common Units during the first four taxable years of the Partnership not to exceed 30% of the cumulative distributions in respect of such Units during such period. Subject to the foregoing, the General Partner will from time to time make curative, remedial, or reverse 704(c) allocations that are permitted but not required by the Code only if and to the extent that the General Partner determines that one or more such allocations are in the best interest of the Partnership and will not cause material adverse tax consequences to the General Partner. In any event, the General Partner may change the method if necessary to avoid or settle a controversy with the Internal Revenue Service.

     (h) General Partner Authority. The General Partner may change any of the above allocations if and to the extent it determines that such change is required by the Code. Moreover, if, as to one or more classes of tax items, the General Partner determines that more than one method is permitted or that the correct method is uncertain, the General Partner may adopt such method for reporting purposes that it thinks is in the best interest of the Partnership, taking into account ease of administration, the desire to match taxable income and deductions with economic income and deductions, the economic interests of the Partners in the Partnership, and the risk of proposed adjustments by the Internal Revenue Service and the consequences thereof.

  9.2 TAX RETURNS AND INFORMATION. The General Partner shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on September 30. The General Partner shall use all reasonable efforts to furnish all Record Holders the tax information reasonably required by them for federal and state income tax reporting purposes with respect to a taxable year within 90 days of the close of the calendar year in which the Partnership's taxable year ends.

  9.3   TAX ELECTIONS.

  (a) The Partnership shall make the Section 754 Election in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners.

  (b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

  (c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

  9.4 TAX CONTROVERSIES. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.


                                   ARTICLE X

                                 CERTIFICATES

  10.1 CERTIFICATES. Upon the Partnership's issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. Certificates shall be executed on behalf of the Partnership by the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent. The Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of
Section 4.6.

  10.2 REGISTRATION, REGISTRATION OF TRANSFER AND EXCHANGE. (a) The General Partner shall cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 10.2(b), the General Partner will provide for the registration and transfer of Units. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and transfers of such Units as herein provided. The Partnership shall not recognize transfers of Certificates representing Units unless same are effected in the manner described in this Section 10.2. Upon surrender for registration of transfer of any Units evidenced by a Certificate, and subject to the provisions of Section 10.2(b), the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number of Units as was evidenced by the Certificate so surrendered.

  (b) Except as otherwise provided in Section 11.5, the Partnership shall not recognize any transfer of Units until the Certificates evidencing such Units are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 10.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

  10.3 MUTILATED, DESTROYED, LOST OR STOLEN CERTIFICATES. (a) If any mutilated Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership shall execute, and upon its request the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number of Units as the Certificate so surrendered.

  (b) The General Partner on behalf of the Partnership shall execute, and upon its request the Transfer Agent shall countersign and deliver a new Certificate in place of any Certificate previously issued if the Record Holder of the
Certificate:

     (i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

     (ii) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

     (iii) if requested by the General Partner, delivers to the Partnership a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may reasonably direct, in its sole discretion, to indemnify the Partnership, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

     (iv) satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Units represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

  (c) As a condition to the issuance of any new Certificate under this Section 10.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

  10.4 RECORD HOLDER. In accordance with Section 10.2(b), the Partnership shall be entitled to recognize the Record Holder as the Limited Partner or Assignee with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand, and such other Persons, on the other, such representative Person (a) shall be the Limited Partner or Assignee (as the case may be) of record and beneficially,
(b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Limited Partner or Assignee (as the case may be) hereunder and as provided for herein.


                                  ARTICLE XI

                             TRANSFER OF INTERESTS

  11.1 TRANSFER. (a) The term "transfer," when used in this Article XI with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its Partnership Interest as a general partner in the Partnership to another Person or by which the holder of a Unit assigns such Unit to another Person who is or becomes an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

  (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void.

  (c) Nothing contained in this Article XI shall be construed to prevent a disposition by the parent entity of the General Partner of any or all of the issued and outstanding capital stock of the General Partner.

  (d) Nothing contained in this Article XI, or elsewhere in this Partnership Agreement, shall preclude the settlement of any transactions involving Common Units entered into through the facilities of any National Securities Exchange on which the Units listed for trading.

  11.2 TRANSFER OF A GENERAL PARTNER'S PARTNERSHIP INTEREST. Except for a transfer by the General Partner of all, but not less than all, of its Partnership Interest as a general partner in the Partnership to (a) an Affiliate of the General Partner or (b) another Person in connection with the merger or consolidation of the General Partner with or into another Person, the transfer by the General Partner of all or any part of its Partnership Interest as a general partner in the Partnership to a Person prior to December 31, 2004 shall be subject to the prior approval of holders of at least a Unit Majority. Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its Partnership Interest as a general partner in the Partnership to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and the Operating Partnership Agreement and to be bound by the provisions of this Agreement and the Operating Partnership Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner of any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest of the General Partner as the general partner of each Group Member. In the case of a transfer pursuant to and in compliance with this Section 11.2, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 12.3, be admitted to the Partnership as a General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

  11.3   TRANSFER OF UNITS.   (a) Units may be transferred only in the manner
described in Section 10.2. The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.

  (b) Until admitted as a Substituted Limited Partner pursuant to Article XII, the Record Holder of a Unit shall be an Assignee in respect of such Unit. Limited Partners may include custodians, nominees, or any other individual or entity in its own or any representative capacity.

  (c) Each distribution in respect of Units shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holders thereof as of the Record Date set for the distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

  (d) A transferee who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

  11.4 RESTRICTIONS ON TRANSFERS. Notwithstanding the other provisions of this
Article XI, no transfer of any Unit or interest therein of any Limited Partner or Assignee shall be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfer, (b) affect any Group Member's existence or qualification as a limited partnership under the laws of the jurisdiction of its formation, or (c) result in entity-level taxation for federal income tax purposes of the Partnership or the Operating Partnership.

  11.5 CITIZENSHIP CERTIFICATES; NON-CITIZEN ASSIGNEES. (a) If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30- day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Units owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of
Section 11.6. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non- citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Units.

  (b) The General Partner shall, in exercising voting rights in respect of Units held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Limited Partners in respect of Units other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

  (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 14.4 but shall be entitled to the cash equivalent thereof, and the General Partner shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the General Partner from the Non-citizen Assignee of his Partnership Interest (representing his right to receive his share of such distribution in kind).

  (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Units of such Non-citizen Assignee not redeemed pursuant to Section 11.6, and upon his admission pursuant to Section 12.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Units.

  11.6 REDEMPTION OF INTERESTS. (a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 11.5(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Units to a Person who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

     (i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Units, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Units and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Units will accrue or be made.

     (ii) The aggregate redemption price for Redeemable Units shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Units of the class to be so redeemed multiplied by the number of Units of each such class included among the Redeemable Units. The redemption price shall be paid, in the sole discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

     (iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Units, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

     (iv) After the redemption date, Redeemable Units shall no longer constitute issued and Outstanding Units.

  (b) The provisions of this Section 11.6 shall also be applicable to Units held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

  (c) Nothing in this Section 11.6 shall prevent the recipient of a notice of redemption from transferring his Units before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Units certifies in the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.


                                  ARTICLE XII

                             ADMISSION OF PARTNERS

  12.1 ADMISSION OF INITIAL LIMITED PARTNERS. Upon the issuance by the Partnership of Common Units and Subordinated Units to the General Partner and Petrolane as described in Section 4.2, the General Partner and Petrolane shall each be deemed to have been admitted to the Partnership as a Limited Partner in respect of the Common Units and the Subordinated Units issued to it. Upon the issuance by the Partnership of Common Units to the Underwriters as described in
Section 4.2 in connection with the Initial Offering and the execution by each Underwriter of a Transfer Application, the General Partner shall admit the Underwriters to the Partnership as Initial Limited Partners in respect of the Common Units purchased by them.

  12.2 ADMISSION OF SUBSTITUTED LIMITED PARTNERS. By transfer of a Unit in accordance with Article XI, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Units. Each transferee of a Unit (including any nominee holder or an agent acquiring such Unit for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Units so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner's sole discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Units that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of the Assignee who is the Record Holder of such Units. If no such written direction is received, such Units will not be voted. An Assignee shall have no other rights of a Limited Partner.

  12.3 ADMISSION OF SUCCESSOR GENERAL PARTNER. A successor General Partner approved pursuant to Section 13.1 or 13.2 or the transferee of or successor to all of the General Partner's Partnership Interest as a general partner in the Partnership pursuant to Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Section 13.1 or 13.2 or the transfer of the General Partner's Partnership Interest as a general partner in the Partnership pursuant to Section 11.2; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 11.2 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the Partnership and Operating Partnership without dissolution.

  12.4 ADMISSION OF ADDITIONAL LIMITED PARTNERS. (a) A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 1.4, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner.

  (b) Notwithstanding anything to the contrary in this Section 12.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

  12.5 AMENDMENT OF AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, to prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 1.4.

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

                                 ARTICLE XIII

                       WITHDRAWAL OR REMOVAL OF PARTNERS

  13.1   WITHDRAWAL OF THE GENERAL PARTNER.   (a) The General Partner shall be
deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "EVENT OF WITHDRAWAL");

     (i) the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners (and it shall be deemed that the General Partner has withdrawn pursuant to this Section 13.l(a)(i) if the General Partner voluntarily withdraws as general partner of the Operating Partnership);

     (ii) the General Partner transfers all of its rights as General Partner pursuant to Section 11.2;

     (iii) the General Partner is removed pursuant to Section 13.2;

     (iv) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 13.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor in possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

     (v) a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

     (vi) a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

If an Event of Withdrawal specified in Section 13.1(a)(iv), (v) or (vi) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 13.1 shall result in the withdrawal of the General Partner from the Partnership.

  (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on December 31, 2004, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, provided that prior to the effective date of such withdrawal, the withdrawal is approved by Limited Partners holding at least a Unit Majority and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or of the limited partner of any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; (ii) at any time after 12:00 midnight, Eastern Standard Time, on December 31, 2004, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice;
(iii) at any time that the General Partner ceases to be a General Partner pursuant to Section 13.1(a)(ii) or is removed pursuant to Section 13.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 13.1(a)(i), holders of at least a majority of the Outstanding Units (excluding for purposes of such determination Units owned by the General Partner and its Affiliates) may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner of the other Group Members. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Limited Partners as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with
Section 14.1. Any successor General Partner elected in accordance with the terms of this Section 13.1 shall be subject to the provisions of Section 12.3.

  13.2 REMOVAL OF THE GENERAL PARTNER. The General Partner may be removed if such removal is approved by Limited Partners holding at least two-thirds of the Outstanding Units. Any such action by such Limited Partners for removal of the General Partner must also provide for the election of a successor General Partner by Limited Partners holding at least a majority of the Outstanding Units. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Article XII. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner of the other Group Members. If a person is elected as a successor General Partner in accordance with the terms of this Section 13.2, such person shall, upon admission pursuant to Article XII, automatically become the successor general partner of the other Group Members. The right of the Limited Partners holding Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 13.2 shall be subject to the provisions of Section 12.3.

  13.3 INTEREST OF DEPARTING PARTNER AND SUCCESSOR GENERAL PARTNER. (a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the Limited Partners under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of
Section 13.1 or 13.2, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase its Partnership Interest as a general partner in the Partnership and its partnership interest as the general partner in the other Group Members (collectively, the "COMBINED INTEREST") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Limited Partners under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this agreement, and if a successor General Partner is elected in accordance with the terms of Section 13.1 or 13.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest of the Departing Partner for such fair market value of such Combined Interest. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 6.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or the other Group Members.

  For purposes of this Section 13.3(a), the fair market value of the Departing Partner's Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which shall determine the fair market value of the Combined Interest. In making its determination, such independent investment banking firm or other independent expert shall consider the then current trading price of Units on any National

Securities Exchange on which Units are then listed, the value of the Partnership's assets, the rights and obligations of the General Partner and other factors it may deem relevant.

  (b) If the Combined Interest is not purchased in the manner set forth in
Section 13.3(a), the Departing Partner shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 13.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the General Partner's Combined Interest to Common Units will be characterized as if the General Partner contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

  (c) If a successor General Partner is elected in accordance with the terms of
Section 13.1 or 13.2 and the option described in Section 13.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in an amount equal to 1.01% of the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to such Percentage Interest of all Partnership allocations and distributions and any other allocations and distributions to which the Departing Partner was entitled. In addition, such successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be 1%, and that of the holders of Outstanding Unit shall be 99%.

  (d) If the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist, the General Partner will, at the option of the Partnership, license its proprietary propane purchase optimization and fuel accounting system, known as "FAST" (and any successor technology of a similar nature utilized in the day-to-day operations of the Partnership) to the Partnership on a royalty-free basis for a nine-month period. If the General Partner ceases to serve as the general partner of the Partnership for any other reason, such royalty-free licensing period will be increased to 36 months and thereafter the Partnership will have the option to continue licensing such technology upon payment of a fee equal to the fair market value of the license.

  13.4 WITHDRAWAL OF LIMITED PARTNERS. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Units becomes a Record Holder, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Units so transferred.


                                  ARTICLE XIV

                          DISSOLUTION AND LIQUIDATION

  14.1 DISSOLUTION. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 13.1 or 13.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 14.2) its affairs shall be wound up, upon:

     (a) the expiration of its term as provided in Section 1.5;

     (b) an Event of Withdrawal of the General Partner as provided in Section 13.1(a) (other than Section 13.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 13.1(b) or 13.2 and such successor is admitted to the Partnership pursuant to Section 12.3;

     (c) an election to dissolve the Partnership by the General Partner that is approved by holders of at least a Unit Majority;

     (d) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

     (e) the sale of all or substantially all of the assets and properties of the Partnership Group.

  14.2 CONTINUATION OF THE BUSINESS OF THE PARTNERSHIP AFTER DISSOLUTION. Upon
(a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 13.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 13.1 or 13.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 13.1(a)(iv), (v) or (vi), then within 180 days thereafter, holders of at least a majority of the Outstanding Units may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor general partner a Person approved by holders of at least a majority of the Outstanding Units. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

     (i) the reconstituted Partnership shall continue until the end of the term set forth in Section 1.5 unless earlier dissolved in accordance with this
Article XIV;

     (ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be dealt with in the manner provided in Section 13.3(b); and

     (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 1.4; provided, that the right of holders of at least a majority of Outstanding Units to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor any other Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

  14.3 LIQUIDATOR. Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 14.2, the General Partner, or in the event the dissolution is the result of an Event of Withdrawal, a liquidator or liquidating committee approved by holders of at least a majority of the Outstanding Units, shall be the Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Units. The Liquidator shall agree not to resign at any time without 15 days' prior notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XIV, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 6.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

  14.4 LIQUIDATION. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to the following:

     (a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and the receiving Partner may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 14.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. For purposes of computing Net Liquidation Gain, gain or loss on distributed property shall be recognized as if such property had been sold for its fair market value.

     (b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to Partners otherwise in respect of their distribution rights under
Article V. With respect to any liability that is contingent or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

     (c) Liquidation Distributions. The Liquidator shall reassign the 1989 Customer List and other assets described in Section 9.1(d) to the General Partner. Subject to Section 14.4(a), all other property and all cash in excess of that required to discharge liabilities as provided in Section 14.4(b) shall be distributed to the Partners in the priorities provided in Section 5.6 or
Section 5.7, as applicable. The distribution may be made in one or more Quarters, but the amount distributed in respect of each priority shall be determined on a cumulative basis.

  14.5 CANCELLATION OF CERTIFICATE OF LIMITED PARTNERSHIP. Upon the completion of the distribution of Partnership cash and property as provided in Sections
14.3 and 14.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be cancelled and such other actions as may be necessary to terminate the Partnership shall be taken.

  14.6 RETURN OF CONTRIBUTIONS. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

  14.7   WAIVER OF PARTITION.   Each Partner hereby waives any right to
partition of the Partnership property.


                                  ARTICLE XV

                      AMENDMENT OF PARTNERSHIP AGREEMENT;
                             MEETINGS; RECORD DATE

  15.1 AMENDMENT TO BE ADOPTED SOLELY BY GENERAL PARTNER. Each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners and Assignees), without the approval of any Limited Partner or Assignee, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

     (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

     (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

     (c) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the Partnership and the Operating Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

     (d) a change that, in the sole discretion of the General Partner, (i) does not adversely affect the Limited Partners in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its sole discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section 4.8, or (iv) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

     (e) a change in the fiscal year and taxable year of the Partnership and any changes that, in the sole discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year and taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

     (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

     (g) subject to the terms of Section 4.4, an amendment that, in the sole discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 4.4;

     (h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

     (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 16.3;

     (j) an amendment that, in the sole discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity other than the Operating Partnership, in connection with the conduct by the Partnership of activities permitted by the terms of Section 3.1; or

     (k) any other amendments substantially similar to the foregoing.

  15.2 AMENDMENT PROCEDURES. Except as provided in Sections 15.1 and 15.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner. A proposed amendment shall be effective upon its approval by the holders of at least a Unit Majority, unless a greater or different percentage is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Limited Partners to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

  15.3 AMENDMENT REQUIREMENTS. (a) Notwithstanding the provisions of Sections
15.1 and 15.2, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting requirement unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

  (b) Notwithstanding the provisions of Sections 15.1 and 15.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 15.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner without its consent, which may be given or withheld in its sole discretion, (iii) change
Section 14.1(a) or (c), or (iv) change the term of the Partnership or, except as set forth in Section 14.1(c), give any Person the right to dissolve the Partnership.

  (c) Except as otherwise provided, and without limitation of the General Partner's authority to adopt amendments to this Agreement as contemplated in
Section 15.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Outstanding Units in relation to other classes of Units must be approved by the holders of not less than a majority of the Outstanding Units of the class affected (excluding, during the Subordination Period, Common Units owned by the General Partner and its Affiliates).

  (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 6.3 or 15.1 and except as otherwise provided by
Section 16.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner or any limited partner of the other Group Members under applicable law.

  (e) This Section 15.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

  15.4 MEETINGS. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XV. Meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a meeting and indicating the general or specific purposes for which the meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not more than 60 days after the mailing, or other means of written communication pursuant to Section 18.1, of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

  15.5 NOTICE OF A MEETING. Notice of a meeting called pursuant to Section 15.4 shall be given to the Record Holders in writing by mail or other means of written communication in accordance with Section 18.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

  15.6 RECORD DATE. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 15.11, the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before
(a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

  15.7 ADJOURNMENT. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XV.

  15.8 WAIVER OF NOTICE; APPROVAL OF MEETING; APPROVAL OF MINUTES. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

  15.9 QUORUM. The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage (excluding, in either case, if such are to be excluded from the vote, Outstanding Units owned by the General Partner and its Affiliates). At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement. In the absence of a quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units represented either in person or by proxy, but no other business may be transacted, except as provided in Section 15.7.

  15.10 CONDUCT OF MEETING. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 15.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with the applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

  15.11 ACTION WITHOUT A MEETING. Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partner, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until
(a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

  15.12 VOTING AND OTHER RIGHTS. (a) Only those Record Holders of the Units on the Record Date set pursuant to Section 15.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

  (b) With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 15.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of
Section 10.4.

                                  ARTICLE XVI

                                    MERGER

  16.1 AUTHORITY. The Partnership may merge or consolidate with one or more corporations, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("MERGER AGREEMENT") in accordance with this Article XVI.

  16.2 PROCEDURE FOR MERGER OR CONSOLIDATION. Merger or consolidation of the Partnership pursuant to this Article XVI requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its sole discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

     (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

     (b) The name and jurisdictions of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "SURVIVING BUSINESS ENTITY");

     (c) The terms and conditions of the proposed merger or consolidation;

     (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of, their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

     (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

     (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 16.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

     (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

  16.3 APPROVAL BY LIMITED PARTNERS OF MERGER OR CONSOLIDATION. (a) The General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a meeting or by written consent, in either case in accordance with the requirements of Article
XV. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a meeting or the written consent.

  (b) The Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of at least a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

  (c) After such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 16.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

  16.4 CERTIFICATE OF MERGER. Upon the required approval by the General Partner and the Limited Partners of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

  16.5   EFFECT OF MERGER.   (a) At the effective time of the certificate of
merger:

     (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

     (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

     (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

     (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

  (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred.


                                 ARTICLE XVII

                            RIGHT TO ACQUIRE UNITS

  17.1 RIGHT TO ACQUIRE UNITS. (a) Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Units of any class then Outstanding are held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of the Units of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 17.1(b) is mailed, and (y) the highest cash price paid by the General Partner or any of its Affiliates for any such Unit purchased during the 90-day period preceding the date that the notice described in Section 17.1(b) is mailed. As used in this Agreement, (i) "Current Market Price" as of any date of any class of Units listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per Unit of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which the Units of such class are listed or admitted to trading or, if the Units of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over the counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if on any such day the Units of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Units of such class selected by the Board of Directors of the General Partner, or if on any such day no market maker is making a market in the Units of such class, the fair value of such Units on such day as determined reasonably and in good faith by the Board of Directors of the General Partner; and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which the Units of any class are listed or admitted to trading is open for the transaction of business or, if Units of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

  (b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Units granted pursuant to
Section 17.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Units (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 17.1(a)) at which Units will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Units, upon surrender of Certificates representing such Units in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which the Units are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Units at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of the Units to be purchased in accordance with this Section 17.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Units subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Units (including any rights pursuant to Articles IV, V and XIV) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 17.1(a)) for Units therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Units, and such Units shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Units from and after the Purchase Date and shall have all rights as the owner of such Units (including all rights as owner of such Units pursuant to Articles IV, V and XIV).

  (c) At any time from and after the Purchase Date, a holder of an Outstanding Unit subject to purchase as provided in this Section 17.1 may surrender his Certificate evidencing such Unit to the Transfer Agent in exchange for payment of the amount described in Section 17.1(a), therefor, without interest thereon.


                                 ARTICLE XVIII

                              GENERAL PROVISIONS

  18.1 ADDRESSES AND NOTICES. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. "Other means of written communication" to a Person shall include, without limitation, (i) the physical delivery of a document, whether written on paper, encoded electromagnetically or optically, or otherwise, on disk, tape, or other commercially available medium, (ii) the transmission of data via electronic, telephonic, electromagnetic or other medium that is commercially available and that is reasonably expected to result in making the message of the written communication available to such Person verbatim; provided, however, that in no instance shall a written communication include a means of communication that, at the time such communication is required to be made, contravenes any applicable law or any applicable rule, regulation or other promulgation of the Commission, relevant National Securities Exchange or other applicable entity with jurisdiction over such communications. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Unit at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, pursuant to this Section 18.1, regardless of any claim of any Person who may have an interest in such Unit or the Partnership Interest of a General Partner by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 18.1 executed by the General Partner, the Transfer Agent, the mailing organization or other organization making such communication shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Post Office, courier or other organization making such communication marked to indicate that the United States Postal Service, courier or other organization making such communication is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing or other means of delivery of written communication hereunder (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 1.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

  18.2   REFERENCES.   Except as specifically provided otherwise, references to
"Articles" and "Sections" are to Articles and Sections of this Agreement.

  18.3 PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

  18.4 FURTHER ACTION. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

  18.5 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

  18.6 INTEGRATION. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

  18.7   CREDITORS.   None of the provisions of this Agreement shall be for the
benefit of, or shall be enforceable by, any creditor of the Partnership.

  18.8 WAIVER. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

  18.9 COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

  18.10 APPLICABLE LAW.   This Agreement shall be construed in accordance with
and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

  18.11 INVALIDITY OF PROVISIONS. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

  18.12 CONSENT OF PARTNERS. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                  GENERAL PARTNER:

                                     AMERIGAS PROPANE, INC.


                                     By:
                                        ------------------------------


                                  LIMITED PARTNERS:

                                    All Limited Partners now and hereafter
                                    admitted as limited partners of the
                                    Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

                                    By:  AMERIGAS PROPANE, INC. General Partner,
                                         as attorney-in-fact for all Limited
                                         Partners pursuant to the Powers of
                                         Attorney granted pursuant to Section
                                         1.4.


                                    By:
                                        ------------------------------

EXHIBIT A
                    to the Amended and Restated Agreement of
                             LIMITED PARTNERSHIP OF
                            AMERIGAS PARTNERS, L.P.

                       CERTIFICATE EVIDENCING COMMON UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS
                            AMERIGAS PARTNERS, L.P.

No.                Common Units
   ---------------

  AMERIGAS PROPANE, INC., a Pennsylvania corporation, as the General Partner of AMERIGAS PARTNERS, L.P., a Delaware limited partnership (the "Partnership"), hereby certifies that (the "Holder") is the registered owner of Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Agreement of Limited Partnership of AMERIGAS PARTNERS, L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"). Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 460 North Gulph Road, King of Prussia, Pennsylvania, 19406. Capitalized terms used herein but not defined shall have the meaning given them in the Partnership Agreement.

  The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

  This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. Witness the facsimile signatures of the duly authorized officers of the General Partner of the Partnership.

Dated:
      ------------------------------


                                  AMERIGAS PROPANE, INC.,
                                  as General Partner


Countersigned and Registered by:
                                  By:
                                     ------------------------------
                                     President


ChaseMellon Shareholder Services, L.L.C
---------------------------------------
                                  By:
                                     ------------------------------
as Transfer Agent and Registrar
                                    Treasurer


By:
   ------------------------------
   Authorized Signature

[REVERSE OF CERTIFICATE]


                                 ABBREVIATIONS

  The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM-                          as tenants in common                            UNIF GIFT MIN ACT-
TEN ENT-            as tenants by the entireties                       .................Custodian...............

JT TEN-             as joint tenants with right of                     (Cust) (Minor)
                    survivorship and not as tenants in common          under Uniform Gifts to Minors Act

                                                                           State

  Additional abbreviations, though not in the above list, may also be used.


                           ASSIGNMENT OF COMMON UNITS
                                       IN
                            AMERIGAS PARTNERS, L.P.

              IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES DUE TO TAX SHELTER STATUS OF AMERIGAS PARTNERS, L.P.

  You have acquired an interest in AmeriGas Partners, L.P., 460 North Gulph Road, King of Prussia, Pennsylvania, 19406, whose taxpayer identification number is 23-2787918. The Internal Revenue Service has issued AmeriGas Partners, L.P. the following tax shelter registration number: ________________________

  YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT, OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN AMERIGAS PARTNERS, L.P.

  You must report the registration number as well as the name and taxpayer identification number of AmeriGas Partners, L.P., on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT, OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN AMERIGAS PARTNERS, L.P.

  If you transfer your interest in AmeriGas Partners, L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number, (b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of AmeriGas Partners, L.P. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Service Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

  ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED, OR APPROVED BY THE INTERNAL REVENUE SERVICE.

  FOR VALUE RECEIVED, _____________________ hereby assigns, conveys, sells and transfers unto _____________________


(Please print or typewrite            (Please insert Social Security or other
 name and address of Assignee)           identifying number of Assignee)

       ________________ Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint ________________________ as its attorney-in-fact with full power of substitution to transfer the same on the books of AmeriGas Partners, L.P.


Date: NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.



                                                           ---------------------
SIGNATURE(S) MUST BE GUARANTEED BY A MEMBER FIRM OF THE              (Signature)
 NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR BY A
 COMMERCIAL BANK OR TRUST COMPANY
                                                           ---------------------
                                                                     (Signature)

SIGNATURE(S) GUARANTEED

  No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                   APPLICATION FOR TRANSFER OF COMMON UNITS

  The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

  The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) grants the powers of attorney provided for in the Partnership Agreement and (d) makes the waivers and gives the consents and approvals contained in the Partnership Agreement.

  Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.


Date:
                                                                    Signature of Assignee


                   Social Security or other                      Name and Address of Assignee
                identifying number of Assignee



                   Purchase Price including
                      commissions, if any


Type of Entity (check one)

____________________________________________   Individual
--------------------------------------------
______________________________________ Partnership
_________________________________ Corporation


           _________________________Trust _____________________ Other
           -------------------------
(specify)_______________________________________________________________________
-------------

Nationality (Check One)

          _______________________ U.S. Citizen, Resident or Domestic Entity
          -----------------------

          _______________________ Foreign Corporation, or
          -----------------------
--------------------------------------------------------------------------------
___ Non-resident alien

  If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

  Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interest holder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interest holder).

  Complete Either A or B:

  A.     Individual Interest Holder

  1. I am not a non-resident alien for purposes of U.S. income taxation.



  2. My U.S. taxpayer identification number (Social Security Number) is



  3. My home address is




B.  Partnership, Corporate or Other Interest-Holder

  1. __________________________________________ is not a foreign corporation, foreign partnership, foreign trust
     (Name of Interest-Holder)

     or foreign estate (as those terms are defined in the Code and Treasury Regulations).

  2. The interest-holder's U.S. employer identification number is



  3. The interest-holder's office address and place of incorporation (if applicable) is




  The interest-holder agrees to notify the Partnership within 60 days of the date the interest-holder becomes a foreign person.

  The interest-holder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

  Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of


                            (Name of Interest-Holder)


                               Signature and Date


                              Title (if applicable)

  Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.